UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 04, 2015 (Date of earliest event reported)
LightPath Technologies Inc. (Exact name of registrant as specified in its charter)

FL (State or other jurisdiction of incorporation)	000-27548 (Commission File Number)	86-0708398 (IRS Employer Identification Number)

2603 Challenger Tech CT, Suite 100 (Address of principal executive offices)		32826 (Zip Code)
407-382-4003 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 29, 2015, the Board of Directors of LightPath Technologies, Inc. (the "Company") appointed Dr. Xudong Zhu to serve on the Board of Directors, effective April 28, 2015. Dr. Zhu will fill the Class III vacancy created by the death of former director, Mr. Gary Silverman, on November 1, 2013. The Class III term expires on the date of the Company's 2018 Annual Meeting of Stockholders.

The Board of Directors affirmatively determined that Dr. Zhu qualifies as an independent director. Dr. Zhu has also been appointed to serve on the Finance Committee.

Dr. Zhu is the President of Pudong Science & Technology Investment (Cayman) Co., Ltd. ("Pudong Investment"). Pudong Investment currently holds 14.9% of our outstanding common stock, including 930,790 that the Company issued to it on January 20, 2015 in a private placement. Such shares were issued at a price of $1.40 per share and the placement generated $1,303,106 in gross proceeds to the Company.

Dr. Zhu is also the President of Shanghai Pudong Science and Technology Investment Co., Ltd. ("Pudong"), the parent of Pudong Investment. Pudong is a Shanghai-based investment management company with a leading professional management team, diversified business lines, strong financial position and rich strategic recourses. Dr. Zhu also serves as the Vice Chairman of Shanghai Association for Science and Technology in which role he oversees its Productivity Promotion Centers, Science Information Center and Science & Technology Investment Corporation.

Dr. Zhu will be compensated for his service on the Board of Directors as generally described for all directors in the Company's Proxy Statement for its 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 19, 2014.

A press release announcing the appointment is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

See exhibit index.

(d) Exhibits
            99.1       Press Release of LightPath Technologies Inc. dated February 04, 2015

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 04, 2015	LIGHTPATH TECHNOLOGIES INC. By: /s/ Dorothy M Cipolla Dorothy M Cipolla CFO

Exhibit Index
Exhibit No.	Description
99.1	Press Release of LightPath Technologies Inc. dated February 04, 2015